Exhibit 99.1

IMMEDIATE	Contact: Craig Barber +1-419-699-4990 craig.barber@dana.com

Dana Incorporated Names New Commercial Vehicle Business Unit President

MAUMEE, Ohio, July 16, 2024 – Dana Incorporated (NYSE: DAN) today announced the appointment of Brian Pour as Senior Vice President and President of Dana Commercial Vehicle Drive and Motion Systems, effective July 22. Mr. Pour succeeds Aziz Aghili, who recently retired from Dana.

Mr. Pour brings to Dana more than 30 years of experience in developing, managing, and leading global businesses within the mobility industry. He spent the past seven years as President and CEO of Auria Solutions Ltd., a leading global supplier of automotive flooring, acoustical, thermal, and aerodynamic solutions.

Prior to leading Auria, Mr. Pour served as the global Chief Operating Officer of International Automotive Components (IAC), after having spent the previous eight years on international assignment in China as the Vice President of IAC Asia. Before joining IAC, Mr. Pour held key technical and operational leadership roles with both Lear Corporation and Textron Automotive in the U.S. and Japan, where he spent three years. Mr. Pour holds a Bachelor of Science degree in mechanical engineering from Kettering University.

“We are pleased to be adding a distinguished leader in our industry, such as Brian, to Dana’s leadership team,” said James Kamsickas, Dana Chairman and CEO. “He brings proven global experience to this role, including an extensive background in the mobility, commercial, and industrial markets. His deep technical and operational background, international and general management experience, and an acute understanding of the broader mobility market uniquely positions him to lead Dana’s Commercial Vehicle Business Unit.”

About Dana Incorporated

Dana is a leader in the design and manufacture of highly efficient propulsion and energy-management solutions that power vehicles and machines in all mobility markets across the globe. The company is shaping sustainable progress through its conventional and clean-energy solutions that support nearly every vehicle manufacturer with drive and motion systems; electrodynamic technologies, including software and controls; and thermal, sealing, and digital solutions.

Based in Maumee, Ohio, USA, the company reported sales of $10.6 billion in 2023 with 42,000 people in 31 countries across six continents. With a history dating to 1904, Dana was named among the “World’s Most Ethical Companies” for 2023 and 2024 by Ethisphere and as one of “America’s Most Responsible Companies 2023” by Newsweek. The company is driven by a high-performance culture that focuses on valuing others, inspiring innovation, growing responsibly, and winning together, earning it global recognition as a top employer. Learn more at dana.com.